SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF
1934

APRIL 2, 2001
Date of Report (Date of earliest event reported)
WM. WRIGLEY JR. COMPANY
(Exact name of registrant as specified in its charter)
DELAWARE		                 1-800		       36-1988190
(State or other jurisdiction   (Commission		(IRS Employer
 of incorporation or            File Number)       Identification
 organization)								 No.)

	410 NORTH MICHIGAN AVENUE
	CHICAGO, ILLINOIS	60611
	(Address of principal executive offices)	(Zip Code)
(312) 644-2121
Registrant's telephone number, including area code
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ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

For the 2000 Annual Report, the Company changed the format of its consolidated statement of earnings from a single-step to a multiple-step presentation. Additionally, certain amounts in the quarterly consolidated statements of earnings contained in this filing have been reclassified to conform with the full year presentation in the 2000 Annual Report. The quarterly unaudited consolidated statements of earnings for 2000 contained in this filing reflect only the change in format and reclassifications.




STATEMENT OF CONSOLIDATED EARNINGS OF
WM. WRIGLEY JR. COMPANY
(2000 unaudited)

			1st Qtr		2nd Qtr		3rd Qtr		4th Qtr		Total Year

Net sales		$	503,291 		 570,224 	 533,294 	 538,897 	 2,145,706

Cost of sales		214,966 		 235,495 	 223,816 	 229,989 	   904,266

    Gross profit		288,325 		 334,729 	 309,478 	 308,908 	 1,241,440

Selling and general
  administrative		184,132 		 203,195 	 194,469 	 196,401 	   778,197

    Operating income	104,193 		 131,534 	 115,009 	 112,507 	   463,243

Investment income		  3,732 		   4,159 	   6,109 	   5,185 	    19,185

Other income/
   (expense)		  1,005 		    (533)	   1,650 	  (5,238)	    (3,116)

Earnings before
    income taxes		108,930 		 135,160 	 122,768 	 112,454 	   479,312

Income taxes		 34,325 		  43,057 	  38,926 	  34,062 	   150,370

Net earnings		$ 74,605 	  92,103 	  83,842 	  78,392 	   328,942

Net earnings per
  average share of
  of common stock
  (basic and
   diluted)(a)(b)		$   0.33 	    0.40 	    0.37 	    0.35 	      1.45

Average number of
  shares outstanding
  for the period (b)	 228,496 	 227,528 	 226,618 	 225,536 	   227,037

All amounts in thousands except for per share values.


(a)   Per share calculations based on the average number of shares outstanding for the period.

(b)   Net earnings per average share and average number of shares outstanding for the period are reflected on a post-split basis, pursuant to the Company's 2-for-1 stock split for shareholders of record on
     February 6, 2001.





SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 2, 2001	WM. WRIGLEY JR. COMPANY
	(Registrant)

	By: /s/ RONALD V. WATERS
	Ronald V. Waters
	Senior Vice President and
	and Chief Financial Officer